World Headquarters 14901 S. Orange Blossom Trail Orlando, FL 32837 Mailing Address: Post Office Box 2353 Orlando, FL 32802-2353

Contact: Teresa Burchfield    407-826-4475

Tupperware Brands Reports Fourth Quarter 2011 Results
Increases Quarterly Dividend 20% to 36 Cents Per Share

•	Fourth Quarter Sales up 3% in U.S. dollars and 7% in local currency+. Full year Sales up 12% in U.S. dollars and 9% in local currency.

•	Fourth Quarter GAAP diluted E.P.S. $1.50. Excluding certain items impacting comparability*, diluted E.P.S. also $1.50, up 9% over last year in U.S. dollars and 15% in local currency.

•	Fourth Quarter 2011 share repurchases of $90 million / 1.6 million shares.

•
Full year 2012 GAAP diluted E.P.S. guidance range of $4.85 to $4.95. Excluding certain items impacting comparability, diluted E.P.S. range of $5.00 to $5.10, up 12 to 15% in U.S dollars and 18 to 21% in local currency.

•	Board of Directors declares 36 cent quarterly dividend, up from 30 cents.

Orlando, Fla., February 1, 2012 - (NYSE: TUP) Tupperware Brands Corporation today reported fourth quarter 2011 sales and profit, with a sales increase in dollars of 3% and 7% in local currency+.

GAAP net income for the quarter of $86.9 million, or $1.50 per diluted share, compared with 2010 fourth quarter GAAP net income and EPS of $80.7 million and $1.26 per share, respectively. Adjusted diluted earnings per share of $1.50 in the quarter was 12 cents, or 9%, better than 2010 in U.S. dollars, including a negative foreign currency impact of 7 cents. Excluding the impact of foreign exchange on the comparison, adjusted diluted earnings per share was up 19 cents, or 15%.

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For the 53 weeks ended December 31, 2011, the Company reported sales of $2.6 billion, a 12% increase in dollars and 9% in local currency compared with 2010. For the same period, the Company's GAAP net income of $218 million decreased 3%, and diluted earnings per share of $3.55, was up 2 cents or 1% versus prior year. Excluding certain adjustment items, diluted earnings per share of $4.45 improved 20% in U.S. dollars compared with 2010, and excluding a favorable 11 cent impact on the comparison from foreign exchange rates, improved 16%.

The Company repurchased 1.6 million shares for $90 million in the fourth quarter of 2011, and in the full year repurchased 7.1 million shares for $426 million. Since 2007, the Company has repurchased 12.2 million shares for $628 million and can repurchase up to $572 million of shares in 2012 and forward under its current authorization that runs until February 1, 2015. The Company expects to repurchase $50 million worth of shares in the first quarter of 2012.

Rick Goings, Chairman and CEO, commented, “We are a global portfolio of businesses and continue to see strong results from many of our business units demonstrating the benefits of our business model in various economic and political environments. It is the flexibility of our business model that enables us to react to changes in these environments. Our emerging markets** continued to perform well in the fourth quarter. They grew 16% in local currency and accounted for 58% of our total sales for the quarter. The established markets were down 3% in the quarter. We look to 2012 with confidence in the knowledge that the strength of our local management teams around the world, their direct selling expertise and our 2.7 million sales force members will ensure we achieve our growth goals in sales, profitability and cash flow. Our confidence in our future results is further evidenced by our board's decision today to raise our dividend by 20%.”

2012 Guidance (Unaudited)

Based on current business trends and foreign currency rates, the Company's first quarter and fiscal 2012 full year guidance is provided below.

Company Level

	13 Weeks Ending		14 Weeks	52 Weeks Ending		53 Weeks
	March 31, 2012		Ended	Dec 29, 2012		Ended
	Low	High	April 2, 2011	Low	High	Dec 31, 2011

USD Sales Growth vs Prior Year	(3)%	(1)%	14%	2%	4%	12%
GAAP EPS	$0.92	$0.97	$0.88	$4.85	$4.95	$3.55
GAAP Pre-Tax ROS	11.3%	11.7%	11.6%	13.7%	13.8%	11.4%

Local Currency+ Sales Growth vs Prior Year	1%	3%	10%	5%	7%	9%
EPS Excluding Items*	$0.94	$0.99	$0.90	$5.00	$5.10	$4.45
Pre-Tax ROS Excluding Items	11.6%	12.0%	12.0%	14.2%	14.2%	13.9%

FX Impact on EPS Comparison	($0.07)	($0.07)		($0.22)	($0.22)

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Segment Level

Full year 2012 local currency sales compared with 2011 are expected to be up by a low single digit in Europe, a high single digit in Asia Pacific, a mid single digit in Tupperware North America, about even in Beauty North America and up about 25 percent in South America. Pretax return on sales is expected to increase slightly in all five segments.

Dividend Declaration

The Company's Board of Directors today declared the Company's regular quarterly dividend. The dividend declared is 36 cents per share, up 20% from the previous quarterly dividend of 30 cents per share. It is payable on April 6, 2012 to shareholders of record as of March 20, 2012.

* See Non-GAAP Financial Measures Reconciliation Schedules.

** The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan and its remaining units as Emerging Market Units.

+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Fourth Quarter Earnings Conference Call

Tupperware Brands will conduct a conference call today, Wednesday, February 1, 2012, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release, on www.tupperwarebrands.com.

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling innovative, premium products across multiple brands and categories through an independent sales force of 2.7 million.  Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Armand Dupree, Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", “expects” or "target" are forward-looking statements.  These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty and personal care products, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934.

The Company does not intend to update forward-looking information, other than through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding adjustment items and the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

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Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. The adjustment items, at times, materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of Tupperware Brands' primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements, and re-engineering costs.  Further, while the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company's primary business operations.  Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.   For this reason, these amounts are excluded as indicated.  Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters. Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing manufacturing and other restructuring activities, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes. The Company has also excluded in its non-GAAP measures the expense incurred upon the impairment of its floating to fixed interest swaps and the write off of deferred debt costs in connection with the notes it sold and the new revolving credit agreement that it entered into in June 2011. The Company believes that excluding from indicated financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur infrequently, also provides a useful measure for analysis and predictive purposes.
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TUPPERWARE BRANDS CORPORATION
FOURTH QUARTER SALES STATISTICS**

(UNAUDITED)

All Units	Reported Sales Inc/(Dec)%	Restated+ Sales Inc/(Dec)%	Active Sales Force	Inc/(Dec) vs. 4Q '10%	Total Sales Force	Inc/(Dec) vs. Dec. 25, 2010%
Europe[1]	(2)	3	94,672	(13)	573,066	(11)
Asia Pacific	13	13	231,896	13	921,271	9
TW North America	—	4	106,748	9	322,988	9
Beauty North America	(15)	(8)	330,678	(2)	571,735	—
South America	35	40	101,206	(3)	272,667	12
All Units Total	3	7	865,200	1	2,661,727	2

Emerging Market Units

Europe[1]	(12)	(2)	58,942	(17)	398,222	(16)
Asia Pacific	27	29	197,520	17	808,375	19
TW North America	4	16	79,499	12	237,364	12
Beauty North America[2]	(17)	(7)	295,702	(1)	480,149	1
South America[3]	35	40	101,206	(3)	272,667	12
Total Emerging Market Units[3]	8	16	732,869	3	2,196,777	5

Established Market Units

Europe[4]	3	5	35,730	(4)	174,844	4
Asia Pacific[5]	(13)	(17)	34,376	(3)	112,896	(32)
TW North America	(4)	(3)	27,249	1	85,624	2
Beauty North America[6]	(10)	(10)	34,976	(14)	91,586	(3)
South America	—	—	—	—	—	—
Total Established Market Units	(3)	(3)	132,331	(6)	464,950	(9)

** Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan and its remaining units as Emerging Market Units. Active Sales Force is defined as the average number of orders received per ordering cycle in each unit over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.
1During the fourth quarter of 2011, the Company sold its Swissgarde unit in South Africa. This had a negative 7 percentage point impact on the total sales force size comparison for Europe overall and Europe’s emerging markets, and a 2 percentage point negative impact on the year-over-year total sales force size comparison for the whole company and all the emerging markets as a group. Additionally, stricter standards for being included in the total sales force number have been used in 2011 than in 2010 in the Tupperware South Africa business.
2Fuller Mexico had a 19 percent total sales force size advantage at the end of the third quarter of 2011 that resulted from aggressive sales force recruiting campaigns in the second and third quarters. Many of these recruits were less productive than is normally the case, which resulted in a decrease to a 1 percent total sales force size advantage at the end of the fourth quarter and 1 percent less active sellers during the quarter.
3The lower number of active sellers reflected performance in Argentina, where the order size has increased significantly in line with the Company’s strategy to emphasize the sale of housewares products that have higher average price points than beauty and personal care products. This unit has a much higher proportion of South America’s active sellers than sales.
4Under a “pay for performance” strategy implemented in Italy, qualification standards under various programs have been raised significantly, which has resulted in a much smaller but much more productive number of active sellers.
5The Company has changed its business model in its Tupperware Japan business over the last couple of years in an effort to attract and motivate a higher proportion of active rather than passive sellers. As part of this change, it has raised the standards required to be included in the unit’s total sales force, and this had a meaningfully negative impact on the number of total sellers beginning during the first quarter of 2011.
6There were a lower number of active sellers in BeautiControl as a result of a poor response to promotional activities, as well as the timing of promotional programs.

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TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	13 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
(In millions, except per share data)	Dec 31, 2011	Dec 25, 2010	Dec 31, 2011	Dec 25, 2010

Net sales	$676.1	$655.0	$2,585.0	$2,300.4
Cost of products sold	226.3	223.6	862.5	766.2
Gross margin	449.8	431.4	1,722.5	1,534.2

Delivery, sales and administrative expense	327.7	306.4	1,340.0	1,193.1
Re-engineering and impairment charges	3.2	3.6	7.9	7.6
Impairment of goodwill and intangible assets	—	4.3	36.1	4.3
Gains on disposal of assets	3.1	—	3.8	0.2
Operating income	122.0	117.1	342.3	329.4

Interest income	0.7	0.8	3.2	2.5
Interest expense	7.9	7.7	49.0	29.3
Other expense	0.6	0.3	1.2	2.9
Income before income taxes	114.2	109.9	295.3	299.7
Provision for income taxes	27.3	29.2	77.0	74.1
Net income	$86.9	$80.7	$218.3	$225.6

Net income per common share:

Basic earnings per share	$1.53	$1.29	$3.63	$3.60

Diluted earnings per share	$1.50	$1.26	$3.55	$3.53

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In millions, except per share)

	13 Weeks Ended	13 Weeks Ended				53 Weeks Ended	52 Weeks Ended
			Reported	Restated	Foreign			Reported	Restated	Foreign
	Dec 31, 2011	Dec 25, 2010%		%	Exchange	Dec 31, 2011	Dec 25, 2010%		%	Exchange
			Inc (Dec)	Inc (Dec)	Impact *			Inc (Dec)	Inc (Dec)	Impact *
Net Sales:
Europe	$225.1	$229.6	(2)	3	$(10.4)	$848.9	$796.0	7	3	$25.3
Asia Pacific	198.1	175.0	13	13	0.9	714.0	584.0	22	15	34.9
TW North America	84.9	85.3	—	4	(3.5)	352.0	331.5	6	5	3.2
Beauty North America	92.5	109.3	(15)	(8)	(8.6)	395.5	406.0	(3)	(3)	3.0
South America	75.5	55.8	35	40	(2.1)	274.6	182.9	50	48	2.7
	$676.1	$655.0	3	7	$(23.7)	$2,585.0	$2,300.4	12	9	$69.1

Segment profit:
Europe	$50.1	$57.5	(13)	(9)	$(2.6)	$148.3	$147.1	1	(1)	$3.2
Asia Pacific	46.8	38.6	21	22	(0.3)	147.0	111.8	31	26	5.2
TW North America	16.1	14.7	9	16	(0.8)	58.4	52.8	11	9	0.8
Beauty North America	10.6	19.5	(45)	(39)	(2.2)	37.9	58.9	(36)	(36)	0.3
South America	15.3	9.9	56	62	(0.3)	48.6	24.4	99	92	0.9
	138.9	140.2	(1)	4	(6.2)	440.2	395.0	11	9	10.4

Unallocated expenses	(17.4)	(15.5)	12	6	(0.8)	(58.9)	(56.8)	4	1	(1.8)
Gains on disposal of assets	3.1	—	+	+	—	3.8	0.2	+	+	—
Re-engineering and impairment charges	(3.2)	(3.6)	(9)	(9)	—	(7.9)	(7.6)	4	4	—
Impairment of goodwill and intangible assets	—	(4.3)	—	—	—	(36.1)	(4.3)	+	+	—
Interest expense, net	(7.2)	(6.9)	4	4	—	(45.8)	(26.8)	71	71	—
Income before taxes	114.2	109.9	4	11	(7.0)	295.3	299.7	(1)	(4)	8.6
Provision for income taxes	27.3	29.2	(7)	(1)	(1.6)	77.0	74.1	4	1	2.1
Net income	$86.9	$80.7	8	15	$(5.4)	$218.3	$225.6	(3)	(6)	$6.5

Net income per common share (diluted)	$1.50	$1.26	19	27	$(0.07)	$3.55	$3.53	1	(2)	$0.11

Weighted average number of diluted shares	58.1	63.8				61.4	63.8

* 2011 actual compared with 2010 translated at 2011 foreign exchange rates.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES

(UNAUDITED)
(In millions, except per share data)
	13 Weeks Ended Dec 31, 2011				13 Weeks Ended Dec 25, 2010
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit
Europe	$50.1	$0.1	a	$50.2	$57.5	$0.2	a	$57.7
Asia Pacific	46.8	0.8	a	47.6	38.6	0.4	a	39.0
TW North America	16.1	—		16.1	14.7	—		14.7
Beauty North America	10.6	0.3	a	10.9	19.5	0.4	a	19.9
South America	15.3	—		15.3	9.9	—		9.9
	138.9	1.2		140.1	140.2	1.0		141.2

Unallocated expenses	(17.4)	—		(17.4)	(15.5)	—		(15.5)
Gains on disposal of assets	3.1	(3.1)	b	—	—	—		—
Re-engineering and impairment charges	(3.2)	3.2	c	—	(3.6)	3.6	c	—
Impairment of goodwill and intangible assets	—	—		—	(4.3)	4.3	d	—
Interest expense, net	(7.2)	—		(7.2)	(6.9)	—		(6.9)
Income before taxes	114.2	1.3		115.5	109.9	8.9		118.8
Provision for income taxes	27.3	1.1	f	28.4	29.2	1.1	f	30.3
Net income	$86.9	$0.2		$87.1	$80.7	$7.8		$88.5

Net income per common share (diluted)	$1.50	$—		$1.50	$1.26	$0.12		$1.38

	53 Weeks Ended Dec 31, 2011				52 Weeks Ended Dec 25, 2010
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit
Europe	$148.3	$0.5	a	$148.8	$147.1	$0.7	a	$147.8
Asia Pacific	147.0	2.9	a	149.9	111.8	1.5	a	113.3
TW North America	58.4	—		58.4	52.8	—		52.8
Beauty North America	37.9	1.1	a	39.0	58.9	1.6	a	60.5
South America	48.6	0.1	a	48.7	24.4	0.1	a	24.5
	440.2	4.6		444.8	395.0	3.9		398.9

Unallocated expenses	(58.9)	—		(58.9)	(56.8)	—		(56.8)
Gains on disposal of assets	3.8	(3.8)	b	—	0.2	(0.2)	b	—
Re-engineering and impairment charges	(7.9)	7.9	c	—	(7.6)	7.6	c	—
Impairment of goodwill and intangible assets	(36.1)	36.1	d	—	(4.3)	4.3	d	—
Interest expense, net	(45.8)	19.8	e	(26.0)	(26.8)	—		(26.8)
Income before taxes	295.3	64.6		359.9	299.7	15.6		315.3
Provision for income taxes	77.0	9.6	f	86.6	74.1	3.3	f	77.4
Net income	$218.3	$55.0		$273.3	$225.6	$12.3		$237.9

Net income per common share (diluted)	$3.55	$0.90		$4.45	$3.53	$0.19		$3.72
(a) Amortization of intangibles of acquired beauty units as well as inventory obsolescence of $1.7 million related to the integration of our two businesses in Malaysia, $0.5 million of which was in the fourth quarter of 2011.
(b) Gains on disposal of assets of $3.8 million in year-to-date 2011 is from insurance proceeds of $3.1 million, which were received in the fourth quarter, related to a flood in Australia, as well as $0.7 million related to the sale of land held for development near the Company's Orlando, FL headquarters. Gain on disposal of assets of $0.2 million in 2010 is related to the sale of property in Australia, which occurred in the third quarter.
(c) Re-engineering and impairment charges of $7.9 million in 2011 are primarily for severance costs incurred to reduce headcount in the Company's Argentina, Australia, BeautiControl, France, Greece, Japan, Malaysia, Mexico, Spain, South Carolina and United Kingdom operations, of which $3.2 million was incurred in the fourth quarter. Charges of $7.6 million in 2010 included $1.1 million related to new plants in India and China and relocation expenses in Japan and Belgium Mfg, and $6.5 million for severance costs incurred to reduce headcount in the Company's Argentina, Australia, BeautiControl, France, Greece, Japan and Mexico operations , of which $3.6 million was incurred in the fourth quarter.
(d) Upon review in the third quarter of 2011, the purchase accounting intangibles of Nutrimetics were deemed to be impaired, resulting in a non-cash charge of $36.1 million. In the fourth quarter of 2010, the decision was made to cease operating separately the Swissgarde business in South Africa, which impaired $4.3 million of intangible assets.
(e) The $19.8 adjustment in 2011 is related to the impairment of interest rate swaps and the write off of deferred debt costs in conjunction with the early extinguishment of debt.
(f) Provision for income taxes represents the net tax impact of adjusted amounts.
See the description of non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	53 Weeks Ended	52 Weeks Ended
(In millions)	December 31, 2011	December 25, 2010

OPERATING ACTIVITIES
Net cash provided by operating activities	$274.7	$299.5

INVESTING ACTIVITIES
Capital expenditures	(73.9)	(56.1)
Proceeds from disposal of property, plant & equipment	5.0	10.0
Net cash used in investing activities	(68.9)	(46.1)

FINANCING ACTIVITIES
Dividend payments to shareholders	(73.8)	(63.2)
Repurchase of common stock	(428.6)	(62.5)
Net proceeds from issuance of senior notes	393.3	—
Repayment of long-term debt and capital lease obligations	(407.4)	(2.2)
Net change in short-term debt	193.5	0.2
Debt issuance costs	(3.0)	—
Proceeds from exercise of stock options	16.1	16.8
Excess tax benefits from share-based payment arrangements	9.0	7.0
Net cash used in financing activities	(300.9)	(103.9)

Effect of exchange rate changes on cash and cash equivalents	(15.4)	(13.2)

Net change in cash and cash equivalents	(110.5)	136.3

Cash and cash equivalents at beginning of year	248.7	112.4

Cash and cash equivalents at end of year	$138.2	$248.7

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In millions)	Dec 31, 2011	Dec 25, 2010

Assets

Cash and cash equivalents	$138.2	$248.7
Other current assets	629.7	600.5
Total current assets	767.9	849.2

Property, plant and equipment, net	273.1	258.0

Other assets	843.1	908.6

Total assets	$1,884.1	$2,015.8

Liabilities and Shareholders' Equity

Short-term borrowings and current
portion of long-term debt	$195.4	$1.9
Accounts payable and other current liabilities	530.3	498.5

Total current liabilities	725.7	500.4

Long-term debt	415.5	426.8

Other liabilities	242.7	298.8

Total shareholders' equity	500.2	789.8

Total liabilities and shareholders' equity	$1,884.1	$2,015.8

Debt to Adjusted EBITDA* Ratio for the four quarters ended December 31, 2011: 1.37 times.

* Adjusted EBITDA as defined in the Company's credit agreement under
Consolidated EBITDA. See calculation attached to this release.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
February 1, 2012

($ in millions, except per share amounts)

	First Quarter	First Quarter
	2011 Actual	2012 Outlook
		Range
		Low	High

Income before income taxes	$74.0	$70.0	$73.7

Income tax	$18.2	$17.3	$18.3
Effective Rate	25%	25%	25%

Net Income (GAAP)	$55.8	$52.7	$55.4

% change from prior year		-6%	-1%

Adjustments(1):
Re-engineering and other restructuring costs	1.4	1.5	1.5
Acquired intangible asset amortization	0.7	0.5	0.5
Income tax(2)	(0.8)	(0.7)	(0.7)
Net Income (adjusted)	$57.1	$54.0	$56.7

Exchange rate impact(3)	(4.3)	—	—
Net Income (adjusted and 2011 restated for currency changes)	$52.8	$54.0	$56.7

% change from prior year		2%	7%

Net income (GAAP) per common share (diluted)	$0.88	$0.92	$0.97

% change from prior year		5%	10%

Net Income (adjusted) per common share (diluted)	$0.90	$0.94	$0.99

Net Income (adjusted & restated) per common share (diluted)	$0.83	$0.94	$0.99

% change from prior year		13%	19%

Average number of diluted shares (millions)	63.5	57.2	57.2

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments
(3) Difference between 2011 actual and 2011 restated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
February 1, 2012

($ in millions, except per share amounts)

	Full Year	Full Year
	2011 Actual	2012 Outlook
		Range
		Low	High

Income before income taxes	$295.3	$361.1	$368.7

Income tax	$77.0	$89.6	$91.5
Effective Rate	26%	25%	25%

Net Income (GAAP)	$218.3	$271.5	$277.2

% change from prior year		24%	27%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	$(3.8)	$—	$—
Re-engineering and other restructuring costs	9.6	10.0	10.0
Swap impairment and debt cost write-off	19.8	—	—
Acquired intangible asset amortization	2.9	2.0	2.0
Purchase accounting intangible impairments	36.1	—	—
Income tax(2)	(9.6)	(3.7)	(3.7)
Net Income (adjusted)	$273.3	$279.8	$285.5

Exchange rate impact(3)	(13.6)	—	—
Net Income (adjusted and 2011 restated for currency changes)	$259.7	$279.8	$285.5

% change from prior year		8%	10%

Net income (GAAP) per common share (diluted)	$3.55	$4.85	$4.95

% change from prior year		36%	39%

Net Income (adjusted) per common share (diluted)	$4.45	$5.00	$5.10

Net Income (adjusted & restated) per common share (diluted)	$4.23	$5.00	$5.10

% change from prior year		18%	21%

Average number of diluted shares (millions)	61.4	56.0	56.0

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments
(3) Difference between 2011 actual and 2011 restated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITA*

(UNAUDITED)
		As of and for
		the Four Quarters
		Ended
		December 31, 2011
	Adjusted EBITDA:
	Net income	$218.3
	Add:
	Depreciation and amortization	49.8
	Gross interest expense	49.0
	Provision for income taxes	77.0
	Pretax non-cash re-engineering and impairment charges	36.5
	Equity compensation	17.9
	Deduct:
	Gains on land sales, insurance recoveries, etc.	(3.8)

	Total Adjusted EBITDA	$444.7

	Consolidated total debt	$610.9
	Divided by adjusted EBITDA	444.7

	Debt to Adjusted EBITDA Ratio	1.37

*	Amounts and calculations are based on the definitions and provisions of the Company's $450 million Credit Agreement
	dated June 2, 2011 and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is
	calculated as defined for "Consolidated EBITDA" in the Credit Agreement.